CERTIFICATE OF FORMATION

                                       OF

                   BACAP ALTERNATIVE MULTI-STRATEGY FUND, LLC


   (Pursuant to Section 18-201 of the Delaware Limited Liability Company Act)

                                   ARTICLE 1.
                                      NAME
                                      ----

     The name of the limited liability company (the "Company") is: BACAP Alternative Multi-Strategy Fund, LLC.

                                   ARTICLE 2.
                                REGISTERED AGENT
                                ----------------

     The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801 in the County of New Castle. The name of the registered agent of the Company is The Corporation Trust Company.

                                   ARTICLE 3.
                                    DURATION
                                    --------

     The duration of the Company is to be perpetual, unless sooner terminated in accordance with the Limited Liability Company Act of the State of Delaware (the "Act").

                                   ARTICLE 4.
                                    PURPOSE
                                    -------

     The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

     IN WITNESS WHEREOF, this Certificate has been executed as of this 2nd day of October, 2002, by the undersigned authorized signatory who affirms that, to the best of her knowledge and belief, the facts stated herein are true.


                                     BACAP Alternative Multi-Strategy Fund, LLC

                                     By:       /s/ Jennifer Nye
                                               ------------------
                                               Jennifer Nye,
                                               Authorized Person





03564.0004 #352613